Exhibit 99.7

CONSENT OF THE NEWBRIDGE SECURITIES CORPORATION

Lakeshore Acquisition II Corp.

667 Madison Avenue

New York, NY 10065

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 8, 2022, to the Board of Directors of Lakeshore Acquisition II Corp. (“Lakeshore”) as Annex B to, and reference thereto under the headings, “Questions and Answers about the Business Combination and the Extraordinary General Meeting,” “Summary of the Proxy Statement/Prospectus — Opinion of Newbridge Securities Corporation,” “Proposal 3 – The Merger Proposal— The Background of Lakeshore’s Interaction with NMI,” “—Background of Lakeshore’s Advisors and “—Opinion of Lakeshore’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed business combination involving Lakeshore and Nature’s Miracle Inc., which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of LBBB Merger Corp. (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Newbridge Securities Corporation
Newbridge Securities Corporation

October 31, 2022